FIRST AMENDMENT OF
                         RIGHTS AGREEMENT

THIS AMENDMENT (this "Amendment") of the Rights Agreement (as defined below) is made and entered into as of this 2nd day of November, 1998, by and between MINERALS TECHNOLOGIES INC., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services L.L.C., successor to Chemical Bank as "Rights Agent" under the Rights Agreement.

                              RECITALS:

     WHEREAS, on October 26, 1992, the Board of Directors of the Company declared a dividend of one stock purchase right (a "Right") for each outstanding share of common stock, $.10 par value (the "Common Stock") of the Company to the stockholders of record at the close of business on November 6, 1992, with each Right entitling the registered holder to purchase from the Company one one hundredth of a share of the Series A Junior Preferred Stock of the Company (the "Preferred Stock"), or a combination of securities and assets of equivalent value, at a purchase price of $65.00 per Right, subject to adjustment (the description and terms of the Rights are set forth in a Rights Agreement, dated as of October 26, 1992 (the "Rights Agreement") between the Company and Chemical Bank as Rights Agent; and

     WHEREAS, pursuant to Section 21 of the Rights Agreement and as confirmed in a letter agreement between the Company and ChaseMellon Shareholder Services L.L.C. dated October 28, 1998, ChaseMellon Shareholder Services L.L.C. succeeded Chemical Bank as Rights Agent; and

WHEREAS, in light of subsequent developments in connection with rights agreements generally, the Board of Directors deems it advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Rights Agreement; and

     WHEREAS, each of the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

     NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein and in the Rights Agreement, and other good, sufficient and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1.   Amendments.

     (a) Each of the following sections of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

     (i) Section 1(a).

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          "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Voting Stock (as such term is hereinafter defined) of the Company then outstanding; provided that, an Acquiring Person shall not include an (i) Exempt Person (as such term is hereinafter defined), or (ii) any Person, together with all Affiliates and Associates of such Person, who or which would be an Acquiring Person solely by reason of (A) being the Beneficial Owner of shares of Voting Stock of the Company, the Beneficial Ownership of which was acquired by such Person pursuant to any action or transaction or series of related actions or transactions approved by the Board of Directors before such Person otherwise became an Acquiring Person or (B) a reduction in the number of issued and outstanding shares of Voting Stock of the Company pursuant to a transaction or a series of related transactions approved by the Board of Directors of the Company; provided further, that in the event such Person described in this clause (ii) does not become an Acquiring Person by reason of subclause (A) or (B) of this clause (ii), such Person nonetheless shall become an Acquiring Person in the event such Person thereafter acquires Beneficial Ownership of an additional 1% of the Voting Stock of the Company, unless the acquisition of such additional Voting Stock would not result in such Person becoming an Acquiring Person by reason of subclause (A) or (B) of this clause (ii). Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a) has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed an "Acquiring Person" for any purposes of this Rights Agreement."

          (ii) Section 1(h).

               "[text intentionally omitted]"

          (iii) Section 1(r).

          "(r) "Qualifying Tender Offer" shall mean a tender or exchange offer for all outstanding shares of Common Stock of the Company approved by the Board of Directors after taking into account the potential long-term value of the Company and all other factors that they consider relevant."


          (iv) Section 1(u).
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

          "(u) "Stock Acquisition Date" shall mean the first date on which there shall be a public announcement by the Company or an Acquiring Person that an Acquiring Person has become such (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to
     Section 13(d) of the Exchange Act) or such earlier date as the Board of Directors shall become aware of the existence of an Acquiring Person."

          (v) Section 3(b).

          "(b) Until the close of business on the day which is the earlier of
     (i) the tenth day after the Stock Acquisition Date or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than an Exempt Person) of, or the first public announcement of the intent of any Person (other than an Exempt Person) to commence, a tender or exchange offer upon the successful consummation of which such Person, together with its Affiliates and Associates, would be the Beneficial Owner of 30% or more of the then outstanding shares of Voting Stock of the Company (irrespective of whether any shares are actually purchased pursuant to any such offer) (the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights shall be evidenced by the certificates for Common Stock registered in the name of the holders of Common Stock (together with, in the case of certificates for Common Stock outstanding as of the Record Date, the Summary of Rights) and not by separate Right certificates and the record holders of such certificates for Common Stock shall be the record holders of the Rights represented thereby and (y) each Right shall be transferable only simultaneously and together with the transfer of a share of Common Stock (subject to adjustment as hereinafter provided). Until the Distribution Date (or, if earlier, the Expiration Date or Final Expiration
     Date), the surrender for transfer of any certificate for Common Stock shall constitute the surrender for transfer of the Right or Rights associated with the Common Stock evidenced thereby, whether or not accompanied by a copy of the Summary of Rights."

     (vi) Section 11(a)(iii).

          "(iii)    In the event that the Company does not have available
     sufficient authorized but unissued Preferred Stock to permit the adjustments required pursuant to the foregoing subparagraph (i) or the exercise in full of the Rights in accordance with the foregoing subparagraph (ii), the Company shall take all such action as may be necessary to authorize and reserve for issuance such number of additional shares of Preferred Stock as may from time to time be required to be issued upon the exercise in full of all Rights from time to time outstanding and, if necessary, shall use its best efforts to obtain stockholder approval thereof. In lieu of issuing shares of Preferred Stock in accordance with the foregoing subparagraphs
     (i) and (ii), the Company may, if the Board of Directors determines that such action is necessary or appropriate and not contrary to the interests of holders of Rights, elect to issue or pay, upon the exercise of the Rights, cash, property, shares of Preferred or Common Stock, or any combination thereof, having an aggregate Fair Market Value equal to the Fair Market Value of the shares of Preferred Stock which otherwise would have been issuable pursuant to Section 11(a) (ii), which Fair
     Market Value shall be determined by an investment banking firm selected by the Board of Directors. For purposes of the preceding sentence, the Fair Market Value of the Preferred Stock shall be as determined pursuant to Section 11(b). Subject to Section 23 hereof, any such election by the Board of Directors of the Company must be made and publicly announced within thirty (30) days after the date on which the event described in Section 11(a) (ii) occurs."

     (vii)     Section 13(a).

     "(a) Except for any transaction approved by the Board of Directors, in the event that, at any time on or after the Distribution Date, (x) the Company shall, directly or indirectly, consolidate with, or merge with and into, any other Person or Persons (other than an Exempt Person) and the Company shall not be the surviving or continuing corporation of such consolidation or merger, or (y) any Person or Persons (other than an Exempt Person) shall, directly or indirectly, consolidate with, or merge with and into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person (other than an Exempt Person) or of the Company or cash or any other property, or (z) the Company or one or more of its Subsidiaries shall, directly or indirectly, sell or otherwise transfer to any other Person or any Affiliate or Associate of such Person, in one or more transactions, or the Company or one or more of its Subsidiaries shall sell or otherwise transfer to any Persons in one or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole), then, on the first occurrence of any such event, proper provision shall be made so that
     (i) each holder of record of a Right, except as provided in Section 7(e) hereof, shall thereafter have the right to receive, upon the exercise thereof and payment of the Exercise Price in accordance with the terms of this Rights Agreement, such number of shares of validly issued, fully paid, nonassessable and freely tradeable Common Stock of the Principal Party (as defined herein), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall, based on the Fair Market Value of the Common Stock of the Principal Party on the date of the consummation of such consolidation, merger, sale or transfer, equal twice the Exercise Price; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Rights Agreement; (iii) the term "Company" for all purposes of this Rights Agreement shall thereafter be deemed to refer to such Principal Party;
     (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock in accordance with the provisions of Section 9 hereof applicable to the reservation of Preferred Stock) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights; provided, however, that, upon the subsequent occurrence of any merger, consolidation, sale of all or substantially all of the assets, recapitalization, reclassification of shares, reorganization or other extraordinary transaction in respect of such Principal Party, each holder of a Right shall thereupon be entitled to receive, upon exercise of a Right and payment of the Exercise Price, such cash, shares, rights, warrants and other property which such holder would have been entitled to receive had it, at the time of such transaction, owned the shares of Common Stock of the Principal
     Party purchasable upon the exercise of a Right, and such Principal
     Party shall take such steps (including, but not limited to, reservation of shares of stock) as may be necessary to permit the subsequent exercise of the Rights in accordance with the terms hereof for such cash, shares, rights, warrants and other property and (v) the provisions of Section 11(a) (ii) hereof shall be of no effect following the occurrence of any event described in clause (x), (y) or (z) above of this Section 13(a)."

     (viii)    Section 18(a).

          "(a)    The Company agrees to pay the Rights Agent reasonable
     compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Rights Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted to be done by the Rights Agent in connection with the acceptance and administration of this Rights Agreement, including the cost and expenses of defending against any claim of liability relating to the Rights or this Rights Agreement. Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights
     Agent has been advised of the likelihood of such loss or damage."

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

     (ix) Section 23(a).

          "(a) The Company may, at its option, but only by the vote of the Board of Directors, redeem all but not less than all of the then outstanding Rights, at anytime prior to the Close of Business on the earlier of (i) the tenth day following the Stock Acquisition Date (subject to extension by the Company as provided in Section 26 hereof) or (ii) the Final Expiration Date, at a redemption price of $.01 per Right, subject to adjustments as provided in subsection (C) below (the "Redemption Price"). Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable pursuant to Section 11(a) (ii) prior to the expiration of the Company's right of redemption hereunder."

     (x)  Section 26.

     "For as long as the Rights are then redeemable and except as provided in the last sentence of this Section 26, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of the Rights. At any time when the Rights are not then redeemable and except as provided in the last sentence of this Section 26, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend this Rights Agreement without the approval of any holders of Right Certificates (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein or (iii) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable, provided that no such supplement or amendment pursuant to this clause (iii) shall materially adversely affect the interest of the holders of Right Certificates. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent shall execute such supplement or amendment. This Agreement may be amended or supplemented at any time with the approval of a majority of the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock). Notwithstanding anything contained in this Rights Agreement to the contrary, no supplement or amendment shall be made which changes the Redemption Price or the Final Expiration Date and supplements or amendments may be made after the time that any Person becomes an Acquiring Person (other than pursuant to a Qualifying Tender Offer) only if such supplement or amendment is approved by the Board of Directors."

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

     (b) Exhibits. Exhibits A, B, and C to the Rights Agreement are hereby amended and restated in their entirety as set forth in Exhibits A, B, and C, respectively, attached to this Amendment.

     2. Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

     3. Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     4. Rights Agreement in Effect. Except as hereby amended, the Rights Agreement shall remain in full force and effect.

     6. Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first-above written.


MINERALS TECHNOLOGIES INC.


By:/s/ S. Garrett Gray
   ---------------------------
Name:     S. Garrett Gray
Title:    Vice President



CHASEMELLON SHAREHOLDER SERVICES L.L.C.


By:/s/ Kimberly Crowell
   ---------------------------
Name:     Kimberly Crowell
Title:    Asst. Vice President

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               			EXHIBIT A

UNDER CERTAIN CIRCUMSTANCES AS PROVIDED IN THE RIGHTS AGREEMENT (AS REFERRED TO BELOW), RIGHTS ISSUED TO OR BENEFICIALLY OWNED BY
ACQUIRING PERSONS OR THEIR AFFILIATES OR ASSOCIATES (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR ANY SUBSEQUENT HOLDER OF SUCH
RIGHTS SHALL BE NULL AND VOID AND MAY NOT BE TRANSFERRED TO ANY
PERSON.

MINERALS TECHNOLOGIES INC.
SUMMARY OF RIGHTS TO PURCHASE
SERIES A JUNIOR PREFERRED STOCK


On October 26, 1992, the Board of Directors of Minerals Technologies Inc. (the "Company") declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of Common Stock, par value $0.10 per share (the "Common Stock"), of the Company. The distribution is payable as of November 6, 1992 to stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth (1/100) of a share of preferred stock of the Company, designated as Series A Junior Preferred Stock (the "Preferred Stock") at a price of $65.00 per one one-hundredth (1/100) of a share ("Exercise Price"). The description and terms of the Rights are set forth in an agreement between the Company and Chemical Bank, as Rights Agent (the "Rights Agent"), dated as of October 26, 1992, as amended by the First Amendment of Rights Agreement between the Company and ChaseMellon Shareholder Services L.L.C., as successor to the Rights Agent, dated as of November ___, 1998 (the "Rights Agreement").

As discussed below, initially the Rights will not be exercisable, certificates will not be sent to stockholders and the Rights will automatically trade with the Common Stock.

The Rights, unless earlier redeemed by the Board of Directors, become exercisable upon the close of business on the day (the "Distribution Date") which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of 15% or more of the outstanding voting stock of the Company (an "Acquiring Person") and (ii) the tenth business day (or such later date as may be determined by the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the ownership of 30% or more of the Company's outstanding voting stock (even if no shares are actually purchased pursuant to such offer); prior thereto, the Rights would not be exercisable, would not be represented by a separate certificate, and would not be transferable apart from the Company's Common Stock, but will instead be evidenced, with respect to any of the Common Stock certificates outstanding as of November 6, 1992, by such Common Stock certificate with a copy of this Summary of Rights attached thereto. An Acquiring Person does not include(A) the Company, (B) any subsidiary of the Company, (C) any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company, or any trust or other entity organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan or (D) any person or group whose ownership of 15% or more of the shares of voting stock of the Company then outstanding results solely from (i) any action or transaction or transactions approved by the Board of Directors before such person or group became an Acquiring Person or (ii) a reduction in the number of issued and outstanding shares of voting stock of the Company pursuant to a transaction or transactions approved by the Board of Directors (provided that any person or group that does not become an Acquiring Person by reason of clause (i) or (ii) above shall become an Acquiring Person upon acquisition of an additional 1% of the Company's voting stock unless such acquisition of additional voting stock will not result in such person or group becoming an Acquiring Person by reason of such clause
(i) or (ii)).

Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after November 6, 1992 will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the Common Stock certificates outstanding as of November 6, 1992, with or without a copy of this Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate certificates alone will evidence the Rights from and after the distribution Date.

The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on October 26, 2002, unless earlier redeemed by the Company as described below.

The Preferred Stock is non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of the Company's preferred stock. The Preferred Stock may not be issued except upon exercise of Rights. Each share of Preferred Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount equal to the greater of $1.00 per share or 100 times the cash dividends declared on the Company's Common Stock. In addition, Preferred Stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on the Common Stock, in like kind. In the event of the liquidation of the Company, the holders of Preferred Stock will be entitled to receive a payment in an amount equal to the greater of $100.00 per share or 100 times the payment made per share of Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. The rights of Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions.

The number of shares of Preferred Stock issuable upon exercise of the Rights is subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, the Common Stock. The Exercise Price for the Rights is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of Common Stock.

Unless the Rights are earlier redeemed or the transaction is approved by a majority of the Board of Directors, in the event that, after the time the Rights become exercisable, the Company were to be acquired in a merger or other business combination (in which any shares of Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record of a Right will from and after such date have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Exercise Price. In addition, unless the Rights are earlier redeemed, in the event that a person or group becomes the beneficial owner of 15% or more of the Company's voting stock (other than pursuant to a tender or exchange offer for all outstanding shares of Common Stock that is approved by the Board of Directors, after taking into account the long-term value of the Company and all other factors they consider relevant in the circumstances), the Rights Agreement provides that proper provision will be made so that each holder of record of a Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of shares of the Preferred Stock having a market value at the time of the transaction equal to two times the Exercise Price (such market value to be determined with reference to the market value of the Company's Common Stock as provided in the Rights Agreement).

Fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share) may, at the election of the Company, be evidenced by depositary receipts. The Company may also issue cash in lieu of fractional shares which are not integral multiples of one one-hundredth of a share.

At any time on or prior to the close of business on the earlier of (i) the tenth day after the time that a person has become an Acquiring Person (or such later date as a majority of the Board of Directors may determine) or (ii) October 26, 2002, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The Rights may be redeemed after the time that any Person has become an Acquiring Person only if approved by a majority of the Board of Directors. Immediately upon the effective time of the action of the Board of Directors of the Company authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For as long as the Rights are then redeemable, the Company may, except with respect to the redemption price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, the Company may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such. Amendments to the Rights Agreement from and after the time that any Person becomes an Acquiring Person requires the approval of a majority of the Board of Directors.

Until a Right is exercised, the holder, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated November____, 1998. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is incorporated in this summary description herein by reference.